Exhibit 23.7

Consent of Nominee for Director

of Aries Maritime Transport Limited

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Aries Maritime Transport Limited.

/s/ Henry S. Marcus
Name: Henry S. Marcus Date: May 13, 2005